Sub-Item 77C

                         THE DREYFUS/LAUREL FUNDS, INC.
                  Dreyfus Institutional Prime Money Market Fund
               Dreyfus Institutional Government Money Market Fund
              Dreyfus Institutional U.S. Treasury Money Market Fund


                          MATT6ERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Joint Meeting of Shareholders (the "Meeting") of Dreyfus Institutional Prime Money Market Fund (the "Prime Fund"), Dreyfus Institutional Government Money Market Fund (the "Government Fund") and Dreyfus Institutional U.S. Treasury Money Market Fund (the "U.S. Treasury Fund"), each a series of The Dreyfus/Laurel Funds, Inc. (the "Company") was held on April 11, 2007. Out of a total of 341,786,449.600 of the Prime Fund's, 136,479,412.590 of the Government Fund's and 295,666,844.890 of the U.S. Treasury Fund's shares ("Shares") of common stock outstanding and entitled to vote at the Meeting, a total of 239,124,121.970 of the Prime Fund's Shares, 78,850,381.000 of the Government Fund's Shares, and 167,962,382.170 of the U.S. Treasury Fund's Shares were represented at the Meeting, in person or by proxy. The following matter was duly approved by vote of the holders of the Prime Fund's, the Government Fund's and the U.S. Treasury Fund's outstanding Shares as follows:

      The respective Agreement and Plan of Reorganization, dated December 6, 2006, attached as Exhibit A to each of the Prime Fund's, the Government Fund's and the U.S. Treasury Fund's Prospectus/Proxy Statement dated December 28, 2006, between the Company, on behalf of the Prime Fund, the Government Fund and the U.S. Treasury Fund (each, a "Fund") and Dreyfus Cash Management Plus, Inc., Dreyfus Government Cash Management Funds, on behalf of Dreyfus Government Cash Management, and Dreyfus Treasury Cash Management, respectively (each an "Acquiring Fund"), and the transactions provided for therein, including the transfer of all of the assets, subject to liabilities, attributable to each Fund to the corresponding Acquiring Fund, in exchange for Administrative shares of the corresponding Acquiring Fund having an aggregate net asset value equal to the value of the respective Fund's net assets and the assumption of the Fund's stated liabilities by the corresponding Acquiring Fund, the distribution of such shares to shareholders of the respective Fund, in liquidation of the respective Fund, and the subsequent termination of each Fund, hereby are approved.



                    Affirmative Votes      Negative Votes           Abstained

Prime Fund          238,871,887.220         0                       252,234.750
Government Fund     78,850,381.000          0                       0
U.S. Treasury Fund  167,578,391.170         383,991.000             0